Exhibit 5.4

Consent of Michael Cole

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "NI 43-101 Technical Report and Preliminary Economic Assessment for the La Mina Project, Antioquia, Republic of Colombia", dated effective July 24, 2023; and (ii) the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Michael Cole
Michael Cole, SME-RM
Mine Planners of Roanoke, Virginia
Dated: December 5, 2025